 Keryx announces positive final results from Phase 2 clinical study for
           KRX-101 (sulodexide gelcaps) for the treatment of diabetic nephropathy

 KRX-101 (200mg) demonstrates statistically significant advantage over Placebo in patients with protocol defined diabetic microalbuminuria

   Data Presented by Dr. Edmund Lewis at the American Society of Nephrology's
                              Renal Week conference

 Keryx to host investor conference call to discuss the Phase 2 study results on
                   Monday, November 14, 2005, at 8:00 AM EST

New York, NY, November 11, 2005 - Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced positive final efficacy results from its Phase 2 study entitled:
"An exploratory, randomized, double-blind, multiple dose study of KRX-101 (sulodexide gelcaps) for the treatment of type 2 diabetic nephropathy patients with persistent microalbuminuria." In a presentation today at the American Society of Nephrology's Renal Week conference in Philadelphia, Pennsylvania, Edmund J. Lewis, MD, head of the Collaborative Study Group and the principal investigator of the Phase 2 study, presented final data from the study.

Study Result Highlights:
------------------------

The following are selected highlights from the Phase 2 study. For a more detailed explanation of the study design and the results, please refer to the sections below entitled "Design of the Phase 2 Study" and "Phase 2 Data Analysis."

Table 1--Primary Endpoint Analysis (Therapeutic Success at 6 months) (200mg vs. Placebo)

----------------------------------------------------------------------------------------------------
                      Number of Patients         Placebo               200mg             p value
                       (Placebo/200mg)                                                  Fisher's
                                                                                       Exact Test
                                                                                        (2-sided)
----------------------------------------------------------------------------------------------------
Per Protocol                36/36                 11.0%                 33.0%            P=.045
----------------------------------------------------------------------------------------------------
Intent to Treat             42/44                 14.0%                32.0%             P=.074
----------------------------------------------------------------------------------------------------

Design of the Phase 2 Study
---------------------------

The Phase 2 study was designed as a pilot for the fully-powered pivotal Phase 3 study, which is currently ongoing.

In this Phase 2 study, two doses of KRX-101 (200 mg and 400 mg) were compared to placebo in patients with diabetic microalbuminuria on maximal therapy with an angiotensin converting enzyme inhibitor (ACEi) or angiotensin receptor blocker
(ARB). Patients were treated with KRX-101 or placebo for six months and followed for an additional two months post-treatment. Patients were randomized 1:1:1, placebo, 200mg and 400mg of KRX-101, respectively.

In this Phase 2 study, the primary endpoint for the study was the percentage of patients achieving "Therapeutic Success" at six months. This is also the endpoint in the protocol for the KRX-101 Phase 3 clinical trial now recruiting patients, and which was agreed to with the FDA under a SPA. A patient is considered a "Therapeutic Success" if they achieve one of the following outcomes following 6 months on study:

     (1) 50% reduction in albumin to creatinine ratio or "ACR"--ACR is a standard measurement used to assess the level of kidney disease in these patients. ACR measures the level of albumin protein in urine, also referred to as "albuminuria," or

     (2) Normalization of ACR with at least a 25% reduction in ACR--in this study the normal laboratory range for albuminuria was defined as less than 20mg of albumin to 1g of creatinine.

Phase 2 Data Analysis
---------------------

A total of 149 patients were randomized into the study. All patients evaluable for Therapeutic Success at 6 months (i.e. all patients with a baseline ACR and a 6-month ACR) were included in the Intent to Treat analysis, for a total of 136 patients in the Intent to Treat population. All patients in the Intent to Treat population that at baseline were within the target eligibility range of microalbuminuria as defined in the protocol (ACR 20mg/G to 200mg/G) were included in the Per Protocol analysis, for a total population of 117 patients in the Per Protocol population.

All of the primary and secondary analyses shown were pre-specified. For the primary endpoint analysis, statistical nominal p values have been provided for informational purposes only since this Phase 2 study, as a pilot study, had less than a 20% power to show statistically significant results for these endpoints.

The data is being presented in two ways. First, the 200mg arm is compared to placebo because the 200mg is the dose in our Phase 3 and Phase 4 protocols, as agreed to with the FDA under the SPA. Next, the data is presented as Active (200mg and 400mg) vs. Placebo; this was the primary endpoint defined by the Phase 2 protocol. Information on the effects of the 400mg arm alone can be found in the footnotes to the tables. The dose response relationship of KRX-101 previously demonstrated up to 200mg was not observed from 200mg to 400mg in this study. .

Table 1--Primary Endpoint Analysis (Therapeutic Success at 6 months) (200mg vs.
 Placebo)

----------------------------------------------------------------------------------------------------
                         Number of Patients         Placebo              200mg             p value
                          (Placebo/200mg)                                                 Fisher's
                                                                                         Exact Test
                                                                                          (2-sided)
----------------------------------------------------------------------------------------------------
Per Protocol                   36/36                 11.0%                 33.0%            P=.045
----------------------------------------------------------------------------------------------------
Intent to Treat                42/44                 14.0%                32.0%             P=.074
----------------------------------------------------------------------------------------------------

Table 2--Primary Endpoint Analysis (Therapeutic Success at 6 months) (200mg and 400mg(1) vs. Placebo)

----------------------------------------------------------------------------------------------------
                         Number of Patients         Placebo               Active            p value
                          (Placebo/Active)                          (200mg and 400mg)      Fisher's
                                                                                          Exact Test
                                                                                           (2-sided)
----------------------------------------------------------------------------------------------------
Per Protocol                   36/81                  11%                  25%              P=.136
----------------------------------------------------------------------------------------------------
Intent to Treat                42/94                  14%                  26%              P=.180
----------------------------------------------------------------------------------------------------

1. For the 400mg group alone, the Therapeutic Success was 20% on intent to treat basis and 18% on a per protocol basis.


Table 3--Secondary Endpoint Analysis at 6 months (Intent to Treat)

----------------------------------------------------------------------------------------------------
                                                                                     Active
                                Placebo                  200mg                (200mg and 400mg(1))

                                 n=42                     n=44                        n=94

----------------------------------------------------------------------------------------------------
>50 % reduction in ACR           12.0%                   27.0%                        22.0%
----------------------------------------------------------------------------------------------------
Normalization of ACR             9.0%                    23.0%                        17.0%
----------------------------------------------------------------------------------------------------

1. For the 400mg group alone, the 50% reduction and normalization were 18% and 10%, respectively.


Table 4--Average Changes of ACR Over Time (Intent to Treat) (1)

--------------------------------------------------------------------------------
                            200mg vs.        Placebo vs.         200mg vs.
                             Placebo          Baseline           Baseline
--------------------------------------------------------------------------------
Two months                   -17.00%            -4.0%             -21.00%
--------------------------------------------------------------------------------
Four months                  -25.78%            7.5%              -18.28%
--------------------------------------------------------------------------------
Six months                   -28.03%           12.57%             -15.46%
--------------------------------------------------------------------------------
Eight months (2 months       -28.98%            18.5%             -10.48%
off therapy)
--------------------------------------------------------------------------------

1. The average changes from baseline over time for the 400mg dose group were 3.4%, 3.24%, 5.59% and 12.59%, respectively.

There were no serious adverse events (SAEs) that were deemed by the investigators to be related, probably related or possibly related to the study drug. A full analysis of the safety database will be conducted in the coming months.

Michael S. Weiss, Keryx's Chairman and Chief Executive Officer, said, "We are very excited by these final efficacy data from our Phase 2 study. We are extremely pleased that despite the relatively modest size of the study, we achieved a statistically significant benefit in the 200mg group over placebo for the protocol defined patients with microalbuminuria and demonstrated a very strong trend, nearing statistical significance, in the intent to treat population. These results confirm our belief that KRX-101 is an active agent in the treatment of diabetic nephropathy and gives us a high degree of confidence that we will be successful in our Phase 3 and 4 pivotal program. We are also encouraged by the compelling effects seen across the entire population in the 200mg dose vs. placebo as demonstrated by the on average reduction/progression comparison which we believe shows that the clinical benefit of KRX-101 is not necessarily limited to those patients who achieve a Therapeutic Success. We are very appreciative of the outstanding support, guidance and dedication that the CSG has provided to the KRX-101 program."

Dr. Edmund Lewis, Co-Chairman of the Collaborative Study Group, commented, "These results re-affirm our belief in the activity of sulodexide as an important and novel treatment approach for patients with diabetic nephropathy. The level of activity and durability of effect following removal of the drug are impressive, particularly when one considers the level of renal damage you would expect in a patient with persistent microalbuminuria despite being on maximal doses of ACEi or ARBs. If we are able to replicate these results in our broader Phase 3 and Phase 4 clinical program, we believe it will represent a major step forward in our fight against diabetic kidney disease and will offer an entirely new treatment approach to patients who desperately need additional treatments for this devastating disease. We now look forward to completing the phase 3 and phase 4 studies as soon as possible."

Dr. Larry Hunsicker, Co-Chairman of the Collaborative Study Group, commented, "We are very pleased with these Phase 2 study results. The endpoint used in this study, Therapeutic Success, was designed to create a high threshold and rigorous test of whether a patient obtained a clinical benefit from therapy. It is generally recognized that lowering pathological urinary albumin by greater than 50% or normalizing abnormal levels of urinary albumin is associated with a clinically beneficial outcome for a patient. We believe the results of this Phase 2 study are medically important and we look forward to confirming these results in our on-going Phase 3 and Phase 4 clinical trials."

Dr. Julia Lewis, Co-Principal Investigator of the Phase 2 and of the Phase 3 and 4 pivotal program, commented, " I believe that the Phase 2 results further magnify the potential clinical importance of sulodexide. Achieving a 2-3 fold increase in the primary endpoint of Therapeutic Success in what is effectively a second line population is very exciting. As clinicians, we often go through the frustration of seeing patients progress despite being on high doses of ACE inhibitors or ARBs, the only available treatments. In patients with early stage kidney disease, like the ones in this Phase 2 study, the only way to know these patients are progressing is by following their rising levels of urinary albumin, as these patients exhibit no other overt symptoms of their disease. Lowering urinary albumin is the primary goal of intervention, which is supported by several large randomized clinical trials showing a direct linear correlation between reduction of urinary albumin and long-term clinical outcomes. I believe that the ability to lower albuminuria by 50% or normalize patients' albuminuria in the magnitude demonstrated in this study should translate into a long-term clinical benefit. I believe the approach of aggressively treating patients with early kidney disease is the key to preventing or significantly delaying the onset of end-stage renal disease and dialysis."

Conference Call Information

Keryx will hold a conference call accompanied by a PowerPoint presentation on Monday, November 14, 2005, at 8:00 AM EST, to discuss the study results. To dial in, please call 1-800-862-9098 (if calling from the U.S.), or (+1) 785-424-1051
(international). During the call, the speakers will be referring to a PowerPoint web presentation, which can be accessed during the call on Keryx's website homepage: www.keryx.com. This web presentation and an audio rebroadcast of the conference call will also be available on the Keryx homepage for 15 days following the conference call.

ABOUT THE PHASE 3 AND PHASE 4 CLINICAL TRIALS
---------------------------------------------

The Phase 3 portion of the program, entitled "The effect of sulodexide in patients with type 2 diabetes and microalbuminuria," is a randomized, double-blind, placebo-controlled study, comparing 200 mg daily of KRX-101 versus placebo, with a 1:1 randomization between the two arms. The objective of this study is to determine the safety and efficacy of sulodexide in the treatment of patients with type 2 diabetes and persistent microalbuminuria, despite being treated with a maximum approved or tolerated dose of an angiotensin II receptor blocker (ARB) or angiotensin-converting enzyme (ACE) inhibitor. The study is designed for patients to be on treatment for six months, followed by two months of evaluation off-treatment. During the treatment and off-treatment evaluation period, all patients in the study population are expected to continue to receive maximum approved or tolerated doses of ACEs or ARBs. Patients who are not already on maximum approved or tolerated doses of ACEs or ARBs for 120 days are required to go into a 120 day run-in period prior to randomization. This run-in period is designed to stabilize blood pressure and to confirm persistent microalbuminuria while the patients are treated with maximum approved or tolerated doses of ACEs or ARBs. The primary endpoint for the study is "therapeutic success" at 6 months, where therapeutic success is defined as (i) conversion from microalbuminuria to normoalbuminuria as measured by albumin/creatinine ratio (ACR) with at least a 25% reduction in ACR relative to baseline ACR, or (ii) a 50% reduction in ACR relative to baseline ACR. This primary endpoint is the same as the primary endpoint being evaluated in the on-going Phase 2 study.

The Phase 4 portion of the program, entitled "The effect of sulodexide in overt type 2 diabetic nephropathy," is a randomized, double-blind, placebo-controlled study, comparing 200 mg daily of KRX-101 and placebo, with a 1:1 randomization between the two arms, in patients with persistent macroalbuminuria or overt nephropathy. The objective of this study is to determine the efficacy of sulodexide in reducing the rate of progression of renal disease and adverse clinical sequelae in patients with diabetic nephropathy due to type 2 diabetes, despite being treated with a maximum approved or tolerated dose of an ARB. All patients in the study population are expected to continue to receive maximum approved or tolerated doses of ARBs during the course of the study. The Phase 4 study is expected to be completed post-FDA approval of KRX-101 based on the results of the Phase 3 clinical trial.

ABOUT THE SPA PROCESS AND SUBPART-H GUIDELINES
----------------------------------------------

The SPA process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a new drug application (NDA). Subpart-H guidelines allow for the use of surrogate endpoints in pivotal Phase 3 trials to support NDA approval, with confirmatory studies completed post-approval.

ABOUT THE COLLABORATIVE STUDY GROUP
-----------------------------------

The Collaborative Study Group (CSG), the largest standing renal clinical trials group, is comprised of academic and tertiary care physician-researchers interested in collaborative clinical trials investigating new therapeutic approaches in the treatment of kidney disease. Since 1979 the CSG has conducted multiple large-scale clinical trials resulting in over 40 major publications in peer-reviewed journals. The CSG trial of ACE Inhibition in Type 1 Diabetic Nephropathy and the recently completed trial of Irbesartan in Type 2 Diabetic Nephropathy (I.D.N.T.) led to FDA product registration for new indications and the recommendation of these agents as standard of care by the American Diabetes Association. The results of each of the CSG's last 3 major clinical trials were published in the New England Journal of Medicine. The IDNT multi-national trial in collaboration with Bristol-Myers Squibb and Sanofi-Synthelabo is the largest trial in renal disease to date, consisting of 1,715 patients from 210 investigative sites worldwide.

ABOUT KRX-101
-------------

KRX-101 is a first-in-class, oral heparinoid for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. More than 20 studies have been published assessing the safety and efficacy of KRX-101 in diabetic nephropathy and other vascular conditions. A randomized, double-blind, placebo-controlled, Phase 2 study of the use of sulodexide for treatment of diabetic nephropathy was conducted in 223 patients in Europe, and was published in the June 2002 issue of the Journal of the American Society of Nephrology. The results of this Phase 2 study showed a dose-dependent reduction in proteinuria or urinary albumin excretion rates.

In the third quarter of 2003, we announced that the CSG, the world's largest standing renal clinical trial group comprised of academic and tertiary nephrology care centers, would conduct the U.S.-based Phase 2 clinical program for KRX-101 for the treatment of diabetic nephropathy. The CSG has previously conducted multiple large-scale clinical trials resulting in over 40 publications in peer-reviewed journals. In addition, the CSG conducted the pivotal studies for two of the three drugs that are currently approved for treatment of diabetic nephropathy. In the fourth quarter of 2003, Keryx announced the initiation of the Phase 2 study.

In March of 2005, Keryx announced that it had finalized a SPA agreement with the FDA for the Phase 3 and Phase 4 clinical trials of KRX-101. The clinical plan to support an NDA approval for KRX-101 under Subpart H (accelerated approval), as agreed upon with the FDA under an SPA, consists of: (i) a single Phase 3 trial in patients with microalbuminuria based on the surrogate marker of regression of microalbuminuria as the primary endpoint; (ii) supportive data from previously conducted clinical studies; and (iii) substantial recruitment into our Phase 4 confirmatory study that will measure clinical outcomes in patients with overt nephropathy, or macroalbuminuria.

In June 2005, we announced the initiation of our pivotal Phase 3 and Phase 4 clinical program for KRX-101. The Phase 3 portion of the program is a randomized, double-blind, placebo-controlled study comparing a 200 milligram daily dose of KRX-101 versus a placebo in patients with persistent microalbuminuria. The Phase 4 portion of the program is a randomized, double-blind, placebo-controlled study comparing a 200 milligram daily dose of KRX-101 versus a placebo in patients with persistent macroalbuminuria. The CSG conducted the Phase 2 trial and is conducting the pivotal Phase 3 and Phase 4 clinical program of KRX-101 for the treatment of diabetic nephropathy.

Keryx holds an exclusive license to KRX-101 in the territories of North America, Japan, Australia, Israel and certain other markets.

ABOUT DIABETIC NEPHROPATHY
--------------------------

According to the American Diabetes Association, there are an estimated 18 million people with diabetes in the United States, of which 90%-95% are people with Type 2 diabetes. Approximately 50% of all people with diabetes develop diabetic kidney disease (source: DataMonitor), a condition known as diabetic nephropathy. Diabetes is the most common cause of End Stage Renal Disease (ESRD) and is accountable for approximately 45% of all new cases of ESRD in the U.S. Despite advances in clinical care, including improvements in glycemic (blood sugar) and blood pressure control, the number of diabetes-related cases of ESRD continues to rise. In particular, the incidence of Type 2 diabetes-related ESRD is rapidly increasing. Less than 20% of diabetics on dialysis in the U.S. survive for five years, making the mortality of ESRD in this group higher than in most cancers. Principally due to age and concomitant vascular disease factors, renal transplantation is an option for less than 20% of patients with ESRD from diabetes (as compared to patients with ESRD caused by other non-diabetes conditions, of whom 40-50% may benefit from renal transplantation). Thus, despite recent advances, diabetic nephropathy remains a potentially catastrophic illness for which partial, but insufficient treatment is available today.

ABOUT KERYX BIOPHARMACEUTICALS, INC.
------------------------------------

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is KRX-101 (sulodexide), a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. KRX-101 is in a pivotal Phase 3 and Phase 4 clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. Keryx also has an active in- licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement
--------------------

Some of the statements included in this press release and made by our management on the conference call, particularly those anticipating future financial performance, clinical and business prospects for KRX-101,and KRX-0401, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete the pivotal Phase 3 and Phase 4 clinical trials for KRX-101; the final results from the KRX-101 pivotal Phase 3 clinical trial may not track the results of the Phase 2 clinical trial; we may not be able to meet anticipated development timelines for KRX-101 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commissions. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.